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                                                                    EXHIBIT 23.7

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 of the Registration Statement on Form S-4 of FelCor Suite Hotels, Inc. of our report dated February 23, 1996 appearing on page F-2 of Bristol Hotel Company's Annual Report on Form 10-K and Amended Annual Report on Form 10-K/A for the year ended December 31, 1997. We also consent to the references to us under the headings "Experts" and "Selected Historical Combined Financial Data of Harvey Hotel Companies" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Historical Combined Financial Data of Harvey Hotel Companies."


/s/ PRICE WATERHOUSE LLP
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PRICE WATERHOUSE LLP

Dallas, Texas

May 29, 1998